Exhibit 99

SPS Commerce Reports First Quarter 2016 Financial Results

Company delivers 25% growth in recurring revenue over 2015

MINNEAPOLIS, April 21, 2016 (GLOBE NEWSWIRE) -- SPS Commerce, Inc. (Nasdaq:SPSC), a leader in retail cloud services, today announced financial results for the first quarter ended March 31, 2016.

Revenue was $45.6 million in the first quarter of 2016, compared to $37.0 million in the first quarter of 2015, reflecting 23% growth in revenue from the first quarter of 2015. Recurring revenue grew 25% from the first quarter of 2015.

Net income in the first quarter of 2016 was $1.0 million or $0.06 per diluted share, compared to net income of $586,000 or $0.03 per diluted share, in the first quarter of 2015. Non-GAAP net income per diluted share was $0.22, compared to non-GAAP net income per diluted share of $0.17 in the first quarter of 2015. Adjusted EBITDA for the first quarter of 2016 increased 27% to $6.0 million compared to the first quarter of 2015.

“Our financial results for the first quarter marked a strong start to the year,” said Archie Black, President and CEO of SPS Commerce. “Today, the only way to meet the demands of the consumer and build loyalty is through a more agile supply chain.  Our business success continues to be driven by the ever-expanding adoption of omnichannel strategies as we work as a strategic advisor to both retailers and suppliers to help them grow their businesses and stay ahead of the competitive curve.”

“We executed across all fronts in the first quarter, adding customers and increasing wallet share,” said Kim Nelson, CFO of SPS Commerce.  “Looking to the rest of the year, we will continue to go after the large market opportunity ahead of us while working to expand our market leadership.”

Guidance

For the second quarter of 2016, revenue is expected to be in the range of $46.7 million to $47.2 million.  Second quarter net income per diluted share is expected to be approximately breakeven with fully diluted weighted average shares outstanding of approximately 17.3 million shares.  Non-GAAP net income per diluted share is expected to be in the range of $0.19 to $0.20.  Adjusted EBITDA is expected to be in the range of $5.1 million to $5.6 million.  Non-cash, share-based compensation expense is expected to be approximately $2.2 million, depreciation expense is expected to be approximately $1.9 million and amortization expense is expected to be approximately $1.2 million.

For the full year of 2016, revenue is expected to be in the range of $192.1 million to $193.6 million, representing approximately 21% to 22% growth over 2015. Full year net income per diluted share is expected to be in the range of $0.18 to $0.21 with fully diluted weighted average shares outstanding of approximately 17.3 million shares.  Non-GAAP net income per diluted share is expected to be in the range of $0.93 to $0.95. Adjusted EBITDA is expected to be in the range of $25.7 to $26.5 million. Non-cash, share-based compensation expense is expected to be approximately $8.5 million, depreciation expense is expected to be approximately $7.5 million and amortization expense is expected to be approximately $4.8 million.  Also for the year, we expect an annual effective tax rate of approximately 40%, with cash taxes for the year to be minimal.

Quarterly Conference Call

SPS Commerce will discuss its quarterly results today via teleconference at 3:30 p.m. CT (4:30 p.m. ET). To access the call, please dial (877) 312-7508, or outside the U.S. (253) 237-1184, with Conference ID# 76760301 at least five minutes prior to the 3:30 p.m. CT start time. A live webcast of the call will also be available at investors.spscommerce.com under the Events and Presentations menu.  The replay will also be available on our website at investors.spscommerce.com.

About SPS Commerce

SPS Commerce perfects the power of trading partner relationships with the industry's most broadly adopted, retail cloud services platform. As a leader in cloud-based supply chain management solutions, we provide proven integrations and comprehensive retail performance analytics to thousands of customers worldwide. SPS Commerce has achieved 61 consecutive quarters of revenue growth and is headquartered in Minneapolis. For additional information, please contact SPS Commerce at 866-245-8100 or visit www.spscommerce.com.

SPS COMMERCE, SPS, and RETAIL UNIVERSE are marks of SPS Commerce, Inc. and Registered in the U.S. Patent and Trademark Office. 1=INFINITY logo, AS THE NETWORK GROWS, SO DOES YOUR OPPORTUNITY, INFINITE RETAIL POWER, RETAIL UNIVERSE, RSX, SPS logo, and others are further marks of SPS Commerce, Inc. These marks may be registered or otherwise protected in other countries.

Use of Non-GAAP Financial Measures

To supplement its financial statements, SPS Commerce also provides investors with Adjusted EBITDA and non-GAAP net income per share, which are non-GAAP financial measures. SPS Commerce believes that these non-GAAP measures provide useful information to management and investors regarding certain financial and business trends relating to its financial condition and results of operations. SPS Commerce's management uses these non-GAAP measures to compare the company's performance to that of prior periods for trend analyses and planning purposes. It uses Adjusted EBITDA for purposes of determining executive and senior management incentive compensation. These measures are also presented to the company's board of directors.

EBITDA consists of net income plus depreciation and amortization, interest expense, interest income, income tax expense and other adjustments as necessary for a fair presentation. Adjusted EBITDA consists of EBITDA plus non-cash, stock-based compensation expense. SPS Commerce uses Adjusted EBITDA as a measure of operating performance because it assists the company in comparing performance on a consistent basis, as it removes from operating results the impact of the company's capital structure. SPS Commerce believes Adjusted EBITDA is useful to an investor in evaluating the company's operating performance because it is widely used to measure a company's operating performance without regard to items such as depreciation and amortization, which can vary depending upon accounting methods and the book value of assets, and to present a meaningful measure of corporate performance exclusive of the company's capital structure and the method by which assets were acquired.

Non-GAAP net income per share consists of net income plus non-cash, stock-based compensation expense, amortization expense related to intangible assets and other adjustments as necessary for a fair presentation divided by the weighted average number of shares of common stock outstanding during each period. SPS Commerce believes non-GAAP net income per share is useful to an investor because it is widely used to measure a company's operating performance.

These non-GAAP measures should not be considered a substitute for, or superior to, financial measures calculated in accordance with generally accepted accounting principles in the United States. These non-GAAP financial measures exclude significant expenses and income that are required by GAAP to be recorded in the company's financial statements and are subject to inherent limitations. SPS Commerce urges investors to review the reconciliation of its non-GAAP financial measures to the comparable GAAP financial measures that are included in this press release.

Forward-Looking Statements

This press release may contain forward-looking statements, including information about management's view of SPS Commerce's future expectations, plans and prospects, including our views regarding future execution within our business, the opportunity we see in the retail supply chain world and our performance for the second quarter and full year of 2016, within the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. These statements involve known and unknown risks, uncertainties and other factors which may cause the results of SPS Commerce to be materially different than those expressed or implied in such statements. Certain of these risk factors and others are included in documents SPS Commerce files with the Securities and Exchange Commission, including but not limited to, SPS Commerce's Annual Report on Form 10-K for the year ended December 31, 2015, as well as subsequent reports filed with the Securities and Exchange Commission. Other unknown or unpredictable factors also could have material adverse effects on SPS Commerce's future results. The forward-looking statements included in this press release are made only as of the date hereof. SPS Commerce cannot guarantee future results, levels of activity, performance or achievements. Accordingly, you should not place undue reliance on these forward-looking statements. Finally, SPS Commerce expressly disclaims any intent or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

SPS COMMERCE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited; in thousands, except share amounts)

	March 31,	December 31,
	2016	2015

ASSETS

CURRENT ASSETS
Cash and cash equivalents	$110,889	$121,538
Short-term marketable securities	10,010	7,517
Accounts receivable, less allowance for doubtful accounts of $444 and $446, respectively	20,426	17,615
Deferred costs	15,799	15,086
Other current assets	5,529	5,030
Total current assets	162,653	166,786

PROPERTY AND EQUIPMENT, net	13,972	13,620
GOODWILL	50,921	33,848
INTANGIBLE ASSETS, net	23,845	15,081
MARKETABLE SECURITIES, non-current	12,529	14,950
OTHER ASSETS
Deferred costs, non-current	5,311	5,260
Deferred income tax asset, non-current	11,451	11,149
Other non-current assets	1,043	1,037
Total assets	$281,725	$261,731

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Accounts payable	$3,900	$2,163
Accrued compensation	11,333	11,150
Accrued expenses	2,926	1,987
Deferred revenue	11,334	7,740
Deferred rent	1,081	1,194
Total current liabilities	30,574	24,234

OTHER LIABILITIES
Deferred revenue, non-current	10,876	11,005
Deferred rent, non-current	4,486	4,307
Deferred income tax liability, non-current	2,396	-
Total liabilities	48,332	39,546

COMMITMENTS and CONTINGENCIES

STOCKHOLDERS’ EQUITY
Preferred stock, $0.001 par value; 5,000,000 shares authorized; 0 shares issued and outstanding	-	-
Common stock, $0.001 par value; 55,000,000 shares authorized; 16,881,758 and 16,723,994 shares issued and outstanding, respectively	17	17
Additional paid-in capital	272,533	265,265
Accumulated deficit	(38,405)	(39,449)
Accumulated other comprehensive loss	(752)	(3,648)
Total stockholders’ equity	233,393	222,185
Total liabilities and stockholders’ equity	$281,725	$261,731

SPS COMMERCE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited; in thousands, except per share amounts)

	Three Months Ended
	March 31,
	2016	2015

Revenues	$45,599	$36,970
Cost of revenues	14,881	11,572
Gross profit	30,718	25,398
Operating expenses
Sales and marketing	15,889	13,744
Research and development	5,069	4,069
General and administrative	7,285	5,818
Amortization of intangible assets	1,161	845
Total operating expenses	29,404	24,476
Income from operations	1,314	922
Other income (expense)
Interest income, net	145	37
Other income (expense), net	293	(112)
Total other income (expense), net	438	(75)
Income before income taxes	1,752	847
Income tax expense	(708)	(261)
Net income	$1,044	$586

Net income per share
Basic	$0.06	$0.04
Diluted	$0.06	$0.03

Weighted average common shares used to compute net income per share
Basic	16,783	16,433
Diluted	17,029	17,011

SPS COMMERCE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited; in thousands)

	Three Months Ended
	March 31,
	2016	2015

Cash flows from operating activities
Net income	$1,044	$586
Reconciliation of net income to net cash provided by operating activities
Deferred income taxes	(302)	(51)
Share based earn-out liability	(365)	-
Depreciation and amortization of property and equipment	1,626	1,541
Amortization of intangible assets	1,161	845
Provision for doubtful accounts	304	138
Stock-based compensation	1,927	1,499
Changes in assets and liabilities, net of effect of acquisition
Accounts receivable	(2,189)	(594)
Deferred costs	(765)	(863)
Other current and non-current assets	99	(105)
Accounts payable	1,694	(477)
Accrued compensation	(319)	420
Accrued expenses	(90)	347
Deferred revenue	3,019	(78)
Deferred rent	67	(146)
Net cash provided by operating activities	6,911	3,062
Cash flows from investing activities
Business acquisition, net of cash acquired	(17,942)	-
Purchases of property and equipment	(2,116)	(2,308)
Purchases of marketable securities	(2,495)	-
Maturities of marketable securities	2,500	-
Net cash used in investing activities	(20,053)	(2,308)
Cash flows from financing activities
Net proceeds from exercise of options to purchase common stock	1,069	2,047
Excess tax benefit from exercise of options to purchase common stock	1,021	300
Net cash provided by financing activities	2,090	2,347
Effect of foreign currency exchange rate changes	403	(346)
Net (decrease) increase in cash and cash equivalents	(10,649)	2,755
Cash and cash equivalents at beginning of period	121,538	130,795
Cash and cash equivalents at end of period	$110,889	$133,550

SPS COMMERCE, INC.
NON-GAAP RECONCILIATION
(Unaudited; in thousands, except per share amounts)

	Three Months Ended
	March 31,
	2016	2015

Net income	$1,044	$586
Depreciation and amortization of property and equipment	1,626	1,541
Amortization of intangible assets	1,161	845
Interest income, net	(145)	(37)
Income tax expense	708	261
Other	(365)	-

EBITDA	4,029	3,196
Stock-based compensation expense	1,927	1,499

Adjusted EBITDA	$5,956	$4,695

Net income	$1,044	$586
Stock-based compensation expense	1,927	1,499
Amortization of intangible assets	1,161	845
Other	(365)	-

Non-GAAP income	$3,767	$2,930

Shares used to compute non-GAAP income
per share
Basic	16,783	16,433
Diluted	17,029	17,011

Non-GAAP income per share
Basic	$0.22	$0.18
Diluted	$0.22	$0.17

Contact:
Investor Relations
The Blueshirt Group
Lisa Laukkanen
Nicole Gunderson
SPSC@blueshirtgroup.com
415-217-7722

Kay Rindels
SPS Commerce
866-245-8100
krindels@spscommerce.com